Exhibit 10.26

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made and entered into as of this 30th day of July, 2010 (the “Effective Date”), by and between TALON INTERNATIONAL, INC., a Delaware corporation (the “Company”) and LARRY DYNE (“Executive”).

1.           Engagement and Duties.

1.1           Commencing as of the Effective Date, and upon the terms and subject to the conditions set forth in this Agreement, the Company hereby engages and employs Executive as an officer of the Company, with the title and designation of President of the Company.  Executive hereby accepts such engagement and employment.

1.2           Executive’s duties and responsibilities’ shall be those normally and customarily vested in the office of President of a corporation, subject to the supervision, direction and control of the Chief Executive Officer (“CEO”) and the Board of Directors (the “Board”) of the Company. Executive shall report directly to the CEO.

1.3           Executive agrees to devote his primary business time, energies, skills, efforts and attention to his duties hereunder, and will not, without the prior written consent of the Board, which consent will not be unreasonably withheld, render any material services to any other for-profit and/or not-for-profit business concern or organization.  Executive will use his best efforts and abilities faithfully and diligently to promote the Company’s business interests.

1.4           Except for routine travel incident to the business of the Company, Executive shall perform his duties and obligations under this Agreement principally from an office provided by the Company in Woodland Hills, California, or such other location in Los Angeles or Ventura County, California, as the Board may from time to time determine.

2.           Term of Employment.  Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall terminate on the earliest to occur of the following (in any case, the “Term”) (the word “Term,” as used throughout this Agreement, shall include any extensions of the Term, as set forth in this Agreement or as otherwise agreed upon by the parties):

(a)           the close of business on December 31, 2013, provided, that if the Company has not given Executive Notice of its decision not to renew the Term on or before April 1, 2013, then, unless otherwise terminated as provided below, the Term shall be automatically extended until the earlier of (i) a date which is nine (9) months following delivery after April 1, 2013 by the Company to Executive of Notice of its decision not to extend the Term further, and (ii) December 31, 2014;

(b)           the death of Executive;

(c)           delivery to Executive of written Notice (as defined below) of termination by the Company if Executive shall suffer a “Permanent Disability,” which for purposes of this Agreement shall mean Executive’s inability to perform his duties and obligations under this Agreement for a period of 90 or more work days in any 12-month period by reason of a medically determinable physical or mental impairment which can be expected to last for a continuous period of not less than twelve (12) months;

(d)           delivery to Executive of written Notice of termination by the Company for “Cause,” which Notice shall identify the particular details of the conduct that the Company believes constitutes Cause. For purposes of this Agreement, “Cause” shall mean: (i) any act or omission knowingly undertaken or omitted by Executive with the intent of causing damage to the Company, its properties, assets or business or its stockholders, officers, directors or employees; (ii) any fraud, misappropriation or embezzlement by Executive resulting in a material personal profit to Executive, in any case, involving properties, assets or funds of the Company or any of its subsidiaries; (iii) Executive’s consistent failure to materially perform his normal duties as described in Section 1.2, other than any such failure resulting from Executive’s Permanent Disability; (iv) conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of the Company; or (B) any felony offense involving a crime of moral turpitude; or (v) Executive’s chronic or habitual use or consumption of drugs or alcoholic beverages, in either case, that causes material damage to the Company, its properties, assets or business, provided, that to the extent any circumstances that would otherwise constitute Cause shall be capable of cure, including without limitation subsections (iii) and (v) of this paragraph, Executive shall be given no less than thirty days written notice by the Company to cure such circumstances prior to any termination of his employment for Cause;

(e)           delivery to Executive of written Notice to Executive of termination by the Company “without Cause;”

(f)           delivery to the Company of written Notice of termination by Executive for “Good Reason,” by reason of: (i) the material diminution of Executive’s duties, job title or responsibilities as provided in Section 1 above; (ii) a relocation of Executive’s principal work location to a location that is inconsistent with the terms of Section 1.4 above; (iii) a material breach by the Company of this Agreement, including without limitation, a material reduction in any component of Executive’s compensation or benefits as provided for herein; or (iv) a change in Executive’s reporting arrangement such that Executive no longer reports directly to the CEO; or (v) the commencement of a voluntary or involuntary proceeding by or against the Company under Chapter 7 of the United States Bankruptcy Code or other law or statute of any jurisdiction providing for the cessation of the Company’s business and the liquidation of its assets; or

(g)           delivery to the Company of written Notice of termination by Executive without “Good Reason.”

3.           Compensation; Executive Benefit Plans.

3.1           The Company shall pay to Executive a base salary (the “Base Salary”) at an annual rate of (i) $300,000 for the period effective from the Effective Date through December 31, 2010, and (ii) $325,000 for the period from January 1, 2011 through the remainder of the Term, which Base Salary shall be subject to increase, but not decrease, at the discretion of the Board.  The Base Salary shall be payable in installments throughout the year in the same manner and at the same times the Company pays base salaries to similarly situated executive officers of the Company, but in any event, no less frequently than monthly.

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3.2           Commencing with fiscal year 2010 and for each fiscal year during the Term thereafter during which Executive is performing services to the Company, Executive shall be eligible to receive an annual cash bonus on the terms described on Exhibit A attached hereto (the “EBITDA Bonus”).

3.3           During the Term, Executive shall be entitled each year to vacation for a minimum of four calendar weeks (pro-rated for any partial year of service during the Term), plus such additional period or periods as the Board may approve in the exercise of its reasonable discretion, during which time his compensation shall be paid in full. To the extent that Executive does not use any such vacation during any year, up to two calendar weeks of such unused vacation shall be carried over from year to year; provided, however that in no event shall Executive’s total accrued but unused vacation at any time exceed six weeks.

3.4           Executive shall receive a restricted stock unit award (the “RSU Award”) for an aggregate of 5,778,500 shares of common stock of the Company (the “Common Stock”).  Except as otherwise provided below, and subject to earlier termination in accordance with its terms, the RSU Award shall vest 50% on a date which is 13 months following the grant date, and 10% on each date which is 18, 24, 30, 36 and 42 months following the grant date.  Executive shall be afforded the opportunity to defer receipt of the Common Stock underlying the RSU Award pursuant to a deferral election.  The RSU Award agreement (the “RSU Agreement”) will provide for the full acceleration of all applicable vesting requirements of all shares granted under the RSU Agreement upon a change in control of the Company, as defined in the RSU Agreement.  The RSU Agreement shall be in the form of Exhibit B attached hereto.  Any variation from the RSU Agreement attached as Exhibit B shall be mutually agreed upon by the Company and Executive; such agreement shall not be unreasonably withheld.

3.5           Executive agrees that all options to purchase Common Stock awarded by the Company to Executive on or before December 31, 2007 shall, effective as of the Effective Date, be cancelled and of no further force or effect, and Executive shall have no further rights to acquire Common Stock pursuant thereto.  The Company acknowledges and agrees that a “Change of Control” (as defined in each of Executive’s existing equity compensation agreements) has occurred as of the Effective Date, and that vesting under each such existing equity compensation agreement has accelerated and that each such award is now 100% vested.

3.6           During the Term, Executive shall be entitled to reimbursement from the Company for the reasonable costs and expenses which he incurs in connection with the performance of his duties and obligations under this Agreement, substantiated in a manner consistent with the Company’s practices and policies as adopted or approved from time to time by the Board for executive officers. For the avoidance of doubt, “business class” travel shall constitute reasonable costs and expenses on any flight greater than five hours in duration.

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3.7           The Company shall promptly pay or reimburse to Executive legal fees actually incurred by Executive in connection with the negotiation and drafting of this Agreement, which fees shall not exceed $10,000 in the aggregate.

3.8           The Company may deduct from any compensation payable to Executive the minimum amounts sufficient to cover applicable federal, state and/or local income and employment tax withholding.

4.           Other Benefits. During the Term, Executive shall be eligible to participate in all operative employee compensation, fringe benefit and perquisite, and other benefit and welfare plans or arrangements of the Company then in effect from time to time and in which similarly situated executive officers of the Company generally are entitled to participate, including without limitation, to the extent then in effect, incentive, group life, medical, dental, prescription, disability and other insurance plans, all on terms at least as favorable as those offered to similarly situated executives of the Company.  During the Term, the Company shall also pay to Executive, in increments payable at the times that the Company pays the Base Salary to Executive, an allowance of $950 per month for costs associated with the lease or purchase, maintenance and insurance of an automobile.

5.           Termination of Employment. Subject to the provisions of this Section 5, either the Company or Executive may terminate Executive’s employment at any time for any reason or no reason. The following provisions shall control any such termination of Executive’s employment.

5.1           Termination Without Cause, for Good Reason, or due to Executive’s death or Permanent Disability. The Company may terminate Executive’s employment without Cause at any time upon 15 days’ prior written Notice to Executive, and Executive may terminate his employment with Good Reason at any time upon 15 days’ prior written Notice to the Company, in each case, subject to any applicable cure periods (in the case of a termination without Cause or for Good Reason, the date specified in any such Notice in accordance with this Section 5.1 shall constitute the “Date of Termination”). For purposes of clarity, the Company’s delivery of Notice in accordance with Section 2(a) of its decision not to renew the Term shall not constitute termination without Cause, and shall be governed by Section 5.5 below. Executive’s employment shall also terminate upon the occurrence of Executive’s death or Permanent Disability (in the case of a termination due to Executive’s death or Permanent Disability, the date of the death or the date specified in a Notice from the Company indicating termination due to Permanent Disability shall constitute the “Date of Termination”).  If Executive’s employment is terminated pursuant to this Section 5.1, the Company shall promptly, or in the case of obligations described in clauses (c) and (e) below, as such obligations become due to Executive, pay or provide to Executive (or his estate), (a) Executive’s earned but unpaid Base Salary accrued through such Date of Termination, (b) accrued but unpaid vacation time through such Date of Termination, (c) any EBITDA Bonus required to be paid to Executive pursuant to this Agreement for any fiscal year of the Company ending on or prior to the Date of Termination, to the extent payable, but not previously paid, (d) reimbursement of any business expenses incurred by Executive prior to the Date of Termination that are reimbursable under Section 3.6 above, and (e) any vested benefits and other amounts due to Executive under any plan, program, policy of, or other agreement with, the Company (together, the “Accrued Obligations”).  In addition, if Executive (or his estate) delivers to the Company a signed settlement agreement and general release in the form attached hereto as Exhibit C (the “Release”) and satisfies all conditions to make the Release effective, Executive (or his estate) shall be entitled to the following payments and benefits (the “Severance”) from the Company:

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(i)           payment of an aggregate amount equal to Executive’s Base Salary (at the rate then in effect, but disregarding any reduction of Base Salary in violation of this Agreement) for the period (the “Severance Period”) commencing on the Date of Termination and ending on a date which is eighteen (18) months following the Date of Termination.  The Severance payable to the Executive pursuant to this paragraph (i) is hereinafter referred to as the “Base Salary Severance”.  Of the Base Salary Severance, (a) 50% of such amount shall be paid on the date of Executive’s “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code (a “separation from service”) , and (b) 50% of such amount shall be paid in equal installments on the first day of each of the twelve (12) calendar months immediately following such separation from service;

(ii)           payment on the first day of the month during the Severance Period of an allowance of $950 (or such greater amount in effect as of the Date of Termination) per month for costs associated with the lease or purchase, maintenance and insurance of an automobile; and

(iii)           all options to purchase Common Stock awarded by the Company to Executive from and after January 1, 2008 and prior to the date hereof shall remain outstanding and be exercisable for the Severance Period (and shall be exercisable by Executive’s estate in the event of his death).  To the extent the terms of this paragraph (iii) are inconsistent with the terms of any stock option agreement previously executed between Executive and the Company for any such options, the terms of this paragraph (iii) shall supersede the terms of any such existing stock option agreement;

(iv)           if the Date of Termination occurs before a date on which 50% of the RSU Award vests (i.e., 13 months following the grant date), then 50% of the RSU Award shall vest as of the Date of Termination; and

(v)           continued medical coverage of the type provided to Executive pursuant to Section 4 of this Agreement for Executive (if living) and his dependents for the Severance Period, to the extent each such individual received medical coverage immediately prior to such termination of employment, at the same cost to Executive and his dependents as such coverage cost immediately prior to such termination of employment (subject to premium increases affecting participants in such plan(s) generally), provided, that if the Board determines, in its sole discretion, that it is necessary or advisable for Executive to elect continuation medical coverage under Section 4980B of the Code and the regulations thereunder in order for the Company to provide such coverage under its healthcare plans, and the Company so notifies the Executive, Executive hereby agrees to make such an election. For the avoidance of doubt, if the Company requires that Executive elect continuation coverage under Section 4980B of the Code, such coverage shall nevertheless be provided to Executive and his dependents (as described above) at the same cost to Executive and his dependents as was paid for medical coverage immediately prior to Executive’s termination of employment.

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5.2           EBITDA Bonus.  For purposes of clarity, the EBITDA Bonus for a fiscal year shall be deemed earned by Executive if he was employed with the Company on December 31 of such fiscal year.  If the Date of Termination occurs on or after December 31 of a fiscal year, the Accrued Obligations shall include the EBITDA Bonus, if any, for such fiscal year even if the EBITDA Bonus has not yet been calculated as of the Date of Termination.  The Company shall pay Executive the EBITDA Bonus, if any, as provided in Exhibit A.

5.3           Cause. If Executive’s employment becomes terminable by the Company for Cause, the Company may terminate Executive’s employment immediately (subject to the notice and cure rights described in Section 5.1) and Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination, or, in the case of benefits described in Section 5.l(e), as such obligations become due to Executive.

5.4           Resignation. Executive may terminate his employment without Good Reason upon thirty (30) days’ Notice to the Company. If Executive so terminates his employment, Executive shall be entitled to receive the Accrued Obligations promptly, or, in the case of benefits described in Section 5.l(e), as such obligations become due to Executive.

5.5           Nonrenewal. In the event that either the Company or the Executive elects not to renew the Term (or any extension thereof) in accordance with Section 2(a), Executive shall be entitled to receive the Accrued Obligations upon the Date of Termination, or, in the case of benefits described in Sections 5.l(c) and (e), as such obligations become due to Executive.

5.6           Six-Month Delay.  Notwithstanding anything to the contrary in this Agreement, no Severance payments or benefits subject to Section 409A of the Code (including the RSU’s) shall be paid to Executive during the six-month period following the Executive’s separation from service to the extent that the Company and the Executive mutually determine in good faith that paying such amounts at the time or times indicated in this Section 5 would cause the Executive to incur an additional tax under Section 409A of the Code (in which case such amounts shall be paid at the time or times indicated in this Section 5.6). If the payment of any such amounts are delayed as a result of the previous sentence, then on the first day following the end of such six-month period, the Company will pay the Executive a lump-sum amount equal to the cumulative amount that would have otherwise been payable to the Executive during such six-month period.

6.           Confidentiality of Proprietary Information and Material.

6.1           Industrial Property Rights.  For the purpose of this Agreement, “Industrial Property Rights” shall mean all of the Company’s patents, trademarks, trade names, inventions, copyrights, know-how, formulas and science, now in existence or hereafter developed or acquired by the Company or for its use, relating to any and all products and services which are developed, formulated and/or manufactured by the Company.

6.2           Trade Secrets.  For the purpose of this Agreement, “Trade Secrets” shall mean any formula, pattern, device, or compilation of information that is used in the Company’s business and gives the Company an opportunity to obtain an advantage over its competitors who do not know and/or do not use it, and that the Company has kept confidential in a manner sufficient to protect them as trade secrets. This term includes, but is not limited to, information relating to the marketing of the Company’s products and services, including price lists, pricing information, customer lists, customer names, the particular needs of customers, information relating to their desirability as customers, financial information, intangible property and other such information which is not in the public domain.

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6.3           Technical Data.  For the purpose of this Agreement, “Technical Data” shall mean all information of the Company in written, graphic or tangible form relating to any and all products which are developed, formulated and/or manufactured by the Company, as such information exists as of the Effective Date or is developed by the Company during the Term of this Agreement.

6.4           Proprietary Information.  For the purpose of this Agreement, “Proprietary Information” shall mean all of the Company’s Industrial Property Rights, Trade Secrets and Technical Data. Proprietary Information shall not include any information which (i) was lawfully in the possession of Executive prior to Executive’s employment with the Company, (ii) may be obtained by a reasonably diligent businessperson from readily available and public sources of information, (iii) is lawfully disclosed to Executive after termination of Executive’s employment by a third party which does not have an obligation to the Company to keep such information confidential, or (iv) is independently developed by Executive without utilizing any of the Company’s Proprietary Information.

6.5           Agreement Not To Copy Or Use.  Executive agrees, at any time during the Term of this Agreement and for a period of ten years thereafter, not to copy, use or disclose (except (i) as required, authorized or permitted in connection with the performance of Executive’s services hereunder to the Company, (ii) as required by law after first notifying the Company and giving it an opportunity to object, or (iii) as required to enforce Executive’s rights under this Agreement) any Proprietary Information without the Company’s prior written permission. The Company may withhold such permission as a matter within its sole discretion during the Term of this Agreement and thereafter, except as set forth in this paragraph.

7.           Return of Corporate Property. Upon any termination of this Agreement, Executive shall turn over to the Company all property, writings or documents then in his possession or custody belonging to or relating to the affairs of the Company or comprising or relating to any Proprietary Information.

8.           Discoveries and Inventions.

8.1           Disclosure. Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, method, product or work of authorship, in any case, relating to the business, products, practices, techniques or confidential information of the Company, whether patentable or not, made, developed, perfected, devised, conceived or first reduced to practice by Executive, (hereinafter referred to as “Developments”), either solely or in collaboration with others, (a) prior to the Term while working for the Company, (b) during the Term or (c) within six months after the Term.

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8.2           Assignment. Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all Developments that are created during the Term, are the property of the Company and hereby assigns and agrees to assign to the Company any and all of Executive’s right, title and interest in and to any and all of such Developments; provided, however, that, in accordance with California Labor Code Sections 2870 and 2872, the provisions of this Section 8.2 shall not apply to any Development that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information except for those Developments that either:

(a)           relate at the time of conception or reduction to practice of the Development to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(b)           result directly from any work performed by Executive for the Company.

8.3           Assistance of Executive. Upon the Company’s request and at no expense to Executive, whether during the Term or thereafter, Executive will do all reasonable lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that, in the reasonable opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign Letters Patent, including, but not limited to, design patents, on any and all Developments and for perfecting, affirming and recording the Company’s complete ownership and title thereto, subject to the proviso in Section 8.2 hereof, and Executive will otherwise reasonably cooperate in all proceedings and matters relating thereto. Executive shall be compensated at a rate of $250 per hour for any actions he is required to take and reimbursed for Executive’s reasonable expenses incurred as a result of any actions he is required to take pursuant to this Section 8.3 after the Term.

8.4           Records. Executive will keep complete and accurate accounts, notes, data and records of all Developments in the manner and form reasonably requested by the Company in writing. Such accounts, notes, data and records shall be the property of the Company, subject to the proviso in Section 8.2 hereof, and, upon written request by the Company, Executive will promptly surrender the same to it.

8.5           Obligations, Restrictions and Limitations. Executive understands that the Company may enter into agreements or arrangements with agencies of the United States Government and that the Company may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to it.  Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any such invention conceived or developed by him during the Term and shall take any reasonable action which may be required to discharge such obligations and to comply with such restrictions and limitations.

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9.           Non-solicitation Covenant.

9.1           Non-solicitation and Noninterference. Until the earlier of (i) two years following termination of this Agreement and (ii) December 31, 2014, Executive shall not (a) induce or attempt to induce any employee of the Company to leave the employ of the Company, (b) induce or attempt to induce any employee of the Company to work for, render services or provide advice to or supply confidential business information or Trade Secrets of the Company to any third person, firm or corporation, or (c) induce or attempt to induce any customer, supplier, licensee, licensor or other business relation of the Company to cease doing business with the Company, provided, that advertisements and general solicitations shall not constitute a breach of this Section 9.1.

9.2           Indirect Solicitation. Executive agrees that, during the period covered by Section 9.1 hereof, he will not, directly or indirectly, assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the provisions of Section 9.1 if such activity were carried out by Executive, either directly or indirectly; and, in particular, Executive agrees that he will not, directly or indirectly, induce any employee of the Company to carry out, directly or indirectly, any such activity.

10.           Injunctive Relief.   Executive hereby recognizes, acknowledges and agrees that in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 6, 7, 8 and 9 of this Agreement, the Company would suffer great and irreparable harm, injury and damage, the Company would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by the Company as a result of such breach, and the Company would not be reasonably or adequately compensated in damages in any action at law. Executive therefore covenants and agrees that, in addition to any other remedy the Company may have at law, in equity, by statute or otherwise, in the event of any breach by Executive of any of his covenants, agreements, duties or obligations contained in Sections 6, 7, 8 and of this Agreement, the Company shall be entitled to seek and receive temporary, preliminary and permanent injunctive and other equitable relief from any court of competent jurisdiction to enforce any of the duties or obligations contained in Sections 6. 7. 8 and 9 of this Agreement without the necessity of proving the amount of any actual damage to the Company or any affiliate thereof resulting therefrom; provided, however, that nothing contained in this Section 10 shall be deemed or construed in any manner whatsoever as a waiver by the Company of any of the rights which the Company may have against Executive at law, in equity, by statute or otherwise arising out of, in connection with or resulting from the breach by Executive of any of his covenants, agreements, duties or obligations hereunder.

11.           Code Section 409A. Certain amounts under this Agreement may constitute “nonqualified deferred compensation” which are intended to comply with the requirements of Section 409A of the Code. To the extent that the parties reasonably determine that any compensation or benefits payable under this Agreement are subject to Section 409A of the Code, this Agreement shall incorporate the terms and conditions required by Section 409A of the Code and Department of Treasury regulations as reasonably determined by the Company and the Executive. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder. In the event that following the Effective Date, the Company and the Executive reasonably determine that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, the Company and the Executive shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effective), or take any other commercially reasonable actions necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement, or (b) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

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12.           Code Section 280G.  If any payment or benefit received or to be received by Executive in connection with a “change in ownership or control” of the Company (within the meaning of Section 280G of the Code), whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or an affiliate of the Company (the “Payments”), would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code but only if, by reason of such reduction, the net after-tax benefit to Executive shall exceed the net after-tax benefit to Executive if no such reduction was made. For purposes of this Section 12, “net after-tax benefit” shall mean (i) the total of all payments and the value of all benefits which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the code. The foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by Executive and reasonably acceptable to the Company, provided, that the Accounting Firm’s determination shall be made based upon “substantial authority” within the meaning of Section 6662 of the Code. The Accounting Firm shall provide Executive and the Company with its determinations and detailed supporting calculations with respect thereto at least 15 business days prior to the date on which Executive would be entitled to receive a Payment (or as soon as practicable in the event that the Accounting Firm has less than 15 business days advance notice that Executive may receive a Payment) in order that Executive may determine whether it is in Executive’s best interest to waive the receipt of any or all amounts which may constitute “excess parachute payments.” If the Accounting Firm determines that such reduction is required by this Section 12, Executive, in his sole and absolute discretion, may determine which of the Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to Executive. Executive and the Company shall each provide the Accounting Firm access to and copies of any books, records, and documents in the possession of Executive or the Company, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section 12. The first $10,000 of fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section 12 will be borne exclusively by the Company, and the balance of any such fees and expenses, if any shall be borne exclusively by Executive.

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13.           Miscellaneous.

13.1           Arbitration.  The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Executive and the Company agree to submit to mandatory binding arbitration any future disputes, including any claim arising out of or relating to this Agreement.  Any controversy, claim or dispute that cannot be so resolved shall be settled by final, binding arbitration before the Judicial Arbitration and Mediation Service in the State of California, Country of Los Angeles or Ventura.  The parties waive any rights that they may have to trial by jury of any claims.  The parties agree that the Judicial Arbitration and Mediation Service will administer any such arbitration(s) under its then-in-effect rules for the resolution of employment disputes,  with administrative and arbitrator’s fees to be borne entirely by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based.  A party’s right to review of the decision is limited to the grounds provided under applicable law.  The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement.  This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.  Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration, subject to a party’s right to recover such costs and expenses pursuant to Section 13.2 of this Agreement.

13.2           Attorneys’ Fees.  If any legal action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with or arising out of any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, including the prevailing party’s share of the arbitrator’s expenses and administrative fees of arbitration, in addition to any other relief to which such party or parties may be entitled.

13.3           Notices. All notices, requests and other communications (collectively, “Notices”) given pursuant to this Agreement shall be in writing, and shall be delivered by fax, email, personal service, reputable overnight carrier or by United States first class, registered or certified mail (return receipt requested), postage prepaid, addressed to the party at the address set forth below:

If to Company:

Talon International, Inc.
21900 Burbank Boulevard, Suite 270
Woodland Hills, CA 91367
Attn: Chief Executive Officer
Fax:  818-444-4108
lschnell@talonzippers.com

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If to Executive, at the address, fax or email maintained for Executive in the Company’s payroll records.

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given three days from date of deposit in the United States mails, unless sooner received. Either party may from time to time change its address for further Notices hereunder by giving Notice to the other party in the manner prescribed in this section.

13.4           Entire Agreement. This Agreement, together with the RSU Agreement and each Existing Option Agreement, contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior agreements, discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein. No representations, oral or otherwise, express or implied, other than those contained in this Agreement have been relied upon by any party to this Agreement.  This Agreement supersedes and replaces in its entirety that certain Executive Employment Agreement, dated June 18, 2008, between the Company and Executive.

13.5           Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

13.6           Indemnification/Insurance. The Company shall defend, indemnify and hold Executive harmless from any and all liabilities, obligations, claims or expenses which arise in connection with or as a result of Executive’s service as an officer, director, or fiduciary of the Company, to the greatest extent now provided in the Company’s Articles and Bylaws and as otherwise allowed by law.  During the Term and for a period of at least six years thereafter, Executive shall be entitled to the same directors and officers’ liability insurance coverage and fiduciary liability insurance coverage that the Company provides generally to its other current directors and officers, as they may be amended from time to time for such current directors and officers (commonly referred to as “tail” coverage).

13.7           Amendment. The terms of this Agreement may not be amended or modified other than by a written instrument executed by the parties hereto or their respective successors.

13.8           Waiver.  Failure by any party hereto to insist upon strict compliance with any provision of this Agreement or to assert any right such party may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

13.9           Assignment.  This Agreement is binding on and for the benefit of the parties hereto and their respective successors, heirs, executors, administrators and other legal representatives.

12

13.10           Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

13.11           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

13.12           Business Day.  If the last day permissible for delivery of any Notice under any provision of this Agreement, or for the performance of any obligation under this Agreement, shall be other than a business day, such last day for such Notice or performance shall be extended to the next following business day (provided, however, under no circumstances shall this provision be construed to extend the date of termination of this Agreement).

13.13           Savings and Severability Clause.  Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, those provisions shall be severed and the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable.

(Signatures on Following Page)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Company:	Executive:

TALON INTERNATIONAL, INC.

By: /s/ Lonnie D. Schnell	/s/ Larry Dyne
Lonnie D. Schnell Chief Executive Officer	Larry Dyne

S-1

EXHIBIT A

EBITDA Bonus

Commencing with fiscal year 2010 and for each fiscal year during the Term thereafter during which Executive is performing services to the Company, Executive shall be eligible to earn a cash bonus, referred to herein as the EBITDA Bonus.

The EBITDA Bonus shall be an amount determined by reference to the Company’s Adjusted EBITDA for such fiscal year.  For purposes hereof and subject to the terms of this Exhibit A, “Adjusted EBITDA” means earnings before interest, taxes, depreciation and amortization, stock-based compensation expense, CVC Management Charges, and CVC Reorganization Expenses, calculated based on the Company’s audited consolidated financial statements for the applicable fiscal year in question prepared in accordance with generally accepted accounting principles in the United States.  Adjusted EBTIDA will be calculated after taking into account the EBITDA Bonus and any other management incentive cash bonuses.  For purposes of calculating Adjusted EBITDA:

“CVC” means CVC California, LLC, together with its affiliates, successors and assigns;

“CVC Management Expenses” means all investment oversight, debt maintenance or similar fees, charges or other expenses arising in connection with the Company’s debt arrangements with CVC or CVC’s investment in equity securities of the Company; and

“CVC Reorganization Expenses” means any direct expenses, fees or charges incurred or accrued with connection with the restructuring of the Company’s previously existing Revolving Credit and Term Loan Agreement with CVC and the acquisition by CVC of shares of the Company’s preferred stock on or about the date of this Agreement, including without limitation any legal or accounting expenses, consulting or advisory fees and other expenses, and any fees, charges or penalties associated with all prior debt agreements with CVC.

For fiscal year 2010 and thereafter, Executive shall be entitled to an EBITDA Bonus, if any, equal to a percentage of Executive’s Base Salary for such fiscal year, if the Company achieves in such fiscal year actual Adjusted EBITDA of at least 80% of targeted Adjusted EBITDA for such fiscal year, pursuant to the following matrix:

	2010	2011	2012	2013
Target Adjusted EBITDA	$2,982,000	$4,215,000	$6,005,000	$7,500,000

Percentage of Target	Percentage of Base Salary
(Equal to or Greater than)	2010	2011	2012	2013
80%	20%	20%	25%	25%
90%	50%	50%	55%	55%
100%	70%	100%	100%	100%
110%	100%	120%	120%	120%

A-1

The EBITDA Bonus, if any, shall be payable in cash on or about April 15 of the year immediately following the fiscal year for which such EBITDA Bonus is calculated.

A-2

EXHIBIT B

RSU Agreement
Dyne

TALON INTERNATIONAL, INC.

RESTRICTED STOCK UNIT AGREEMENT

Dyne

TALON INTERNATIONAL, INC.
NOTICE OF RESTRICTED STOCK UNIT GRANT

You have been granted the following Restricted Stock Units (“RSUs”) of Talon International, Inc. (“Talon” or the “Company”):

Name of Recipient:	Larry Dyne

Total Number of RSUs:	5,778,500

Value of Stock on Grant Date:	$ ________________________

Grant Date:	July 30, 2010

Vesting Commencement Date:	July 30, 2010

Vesting Schedule:
50% of the Total Number of RSUs will vest on the date which is thirteen months following the Vesting Commencement Date, and an additional 10% of the Total Number of RSUs will vest on each date which is eighteen, twenty-four, thirty, thirty-six and forty-two months following the Vesting Commencement Date, subject to acceleration as set forth in the Standard Terms.

By your signature and the signature of the Company’s representative below, you and the Company agree that the RSUs are granted under and governed by the terms and conditions of the Restricted Stock Unit Agreement, which is attached hereto and is made a part of this document.

Recipient:	Talon International, Inc.

By:________________________________	By:________________________________
Name: Larry Dyne	Lonnie Schnell
Its: Chief Executive Officer

Dyne

TALON INTERNATIONAL, INC.

Restricted Stock Unit Agreement

1.           Terms.  Unless provided otherwise in the Notice of Restricted Stock Unit Grant (“Notice of Grant”), the following standard terms and conditions (“Standard Terms”) apply to Restricted Stock Units (“RSUs”) granted to you.  Your Notice of Grant and these Standard Terms constitute the entire understanding between you and Talon.

2.           Definitions.  In addition to the terms defined elsewhere in these Standard Terms, as used herein, the following terms shall have the following meanings:

(a)           “Administrator” means the Board or any of its Committees as shall be administering this RSU.

(b)           “Board” means the Board of Directors of the Company.

(c)           “Cause” shall have the meaning given such term in the Employment Agreement.

(d)           “Change in Control” shall mean (i) the dissolution or liquidation of the Company, (ii) any sale, lease, exchange or other transfer (in one or a series of transactions) of all or substantially all of the assets of the Company, (iii) any merger or consolidation of the Company in which the holders of voting stock of the Company immediately before the merger or consolidation will not own thirty five percent (35%) or more of the voting stock of the continuing or surviving corporation immediately after such merger or consolidation; or (iv) a change of fifty percent (50%) (rounded to the next whole person) in the membership of the Board within a twelve (12)-month period, unless the election or nomination for election by stockholders of each new director within such period was approved by the vote of a majority of the directors then still in office who were in office at the beginning of the twelve (12)-month period; provided, however, that the election or replacement by the holders of Series B Preferred Stock of the Company of directors that the holders of Series B Preferred Stock of the Company are entitled to elect shall not, by itself, constitute a “Change in Control” hereunder.  A Change in Control must also constitute a change in the ownership or effective control of the Company or the ownership of a substantial portion of the Company’s assets within the meaning of Code Section 409A.

(e)           “Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

(f)           “Committee” means a committee appointed by the Board from among its members to administer this RSU.

(g)           “Common Stock” means the common stock, $0.001 par value, of the Company.

(h)           “Company” means Talon International, Inc.

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(i)           “Consultant” means any person, including an advisor, engaged by the Company or a Subsidiary to render services and who is compensated for such services; provided such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and provided further that the term “Consultant” shall not include Directors who are paid only a director’s fee by the Company or who are not otherwise compensated by the Company for their services as Directors.

(j)           “Director” means a member of the Board.

(k)           “Permanent Disability” shall have the meaning given such term in the Employment Agreement.

(l)           “Employee” means any person, including Officers and Directors, employed by the Company or any Subsidiary of the Company.  Neither service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(m)           “Employment Agreement” means that certain Executive Employment Agreement, dated of even date herewith, by and between you and the Company.

(n)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)           “Good Reason” shall have the meaning given such term in the Employment Agreement.

(p)           “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(q)           “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(r)           “Share” means a share of the Common Stock.

(s)           “Service” means service to the Company or any of its Subsidiaries as an Employee, Director or Consultant.

(t)           “Subsidiary” means any corporation or entity in which the Company owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

3.           Vesting of RSUs.

(a)           Provided that you continuously provide Service from the Grant Date specified in the Notice of Grant through each vesting date specified in the Notice of Grant, the RSUs shall vest and be converted into the right to receive the number of shares of Common Stock specified on the Notice of Grant with respect to such vesting date, except as otherwise provided in these Standard Terms.  If a vesting date falls on a weekend or any other day on which the Over-the-Counter Bulletin Board (the “OTCBB”) is not open, affected RSUs shall vest on the next following OTCBB business day.

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(b)           RSUs will vest to the extent provided in and in accordance with the terms of the Notice of Grant and these Standard Terms.  Except as expressly provided otherwise in these Standard Terms, if your Service (as defined below) terminates for any reason, whether voluntarily or involuntarily, all unvested RSUs shall be cancelled on the date of Service termination.

(c)           For purposes of these Standard Terms, your Service is not deemed terminated if, prior to sixty (60) days after the date of termination of your Service, you are re-engaged by the Company or a Subsidiary on a basis that would make you eligible for future RSU grants, nor would your transfer from the Company to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Company be deemed a termination of your Service.  Further, your provision of service as an employee, director or consultant to any partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party shall be considered Service for purposes of this provision if either (a) the entity is designated by the Administrator as a Subsidiary for purposes of this provision or (b) you are specifically designated as providing Service for purposes of this provision.

4.           Conversion into Common Stock.

(a)           Shares of Common Stock will be issued or become free of restrictions as soon as practicable following vesting of the RSUs, provided that you have satisfied your tax withholding obligations as specified under Section 10 of these Standard Terms and you have completed, signed and returned any documents and taken any additional action that the Administrator reasonably deems appropriate to enable it to accomplish the delivery of the shares of Common Stock.  The shares of Common Stock will be issued in your name (or may be issued to your executor or personal representative or other applicable party, as permitted in Section 11, in the event of your death or Permanent Disability), and may be effected by recording shares on the stock records of the Company or by crediting shares in an account established on your behalf with a brokerage firm or other custodian, in each case as determined by the Administrator.  In no event will the Company be obligated to issue a fractional share.

(b)           Notwithstanding the foregoing, (i) the Company shall not be obligated to deliver any shares of Common Stock during any period when the Administrator reasonably determines that the conversion of an RSU or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as reasonably determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements, and (ii) the date on which shares are issued may include a reasonable delay in order to provide the Company such time as it reasonably determines appropriate to address tax withholding and other administrative matters.

5.           Adjustments of and Changes in the Common Stock.

(a)           The existence of outstanding RSUs shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Company or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.  Further, except as expressly provided herein or by the Administrator, (i) the issuance by the Company of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to the RSUs, unless the Administrator shall determine that an adjustment is necessary or appropriate.

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(b)           If the outstanding Shares or other securities of the Company, or both, for which the RSU is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar equity restructuring transaction (as that term is used in Statement of Financial Accounting Standards No. 123 (revised) affecting the Shares or other securities of the Company, the Administrator shall adjust the number and kind of Shares or other securities that are subject to the RSUs so as to maintain the proportionate number of Shares or other securities subject to the RSUs.

(c)           Subject to the other terms set forth in these Standard Terms, and not in limitation of any other rights you have under these Standard Terms (including, without limitation, acceleration of unvested RSUs upon the occurrence of a Change in Control as provide in Section 6 below), in the event the Company is a party to a merger or other reorganization, the RSUs shall be subject to the agreement of merger or reorganization, which agreement may provide, without limitation, for the assumption of outstanding RSUs by the surviving corporation or its parent, for their continuation by the Company (if the Company is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash, unless such merger or other reorganization constitutes a Change in Control, in which case all RSUs will immediately vest, as discussed below in Section 6.

6.           Change in Control.  All unvested RSUs will vest immediately prior to the effective date of the occurrence of a Change in Control.  In addition, in the event that your Service is terminated by you for Good Reason or by the Company for reasons other than Cause within three (3) months prior to the occurrence of a Change in Control, then all unvested RSUs will vest immediately prior to the effective date of such termination.

7.           Leaves of Absence.  For any purpose under these Standard Terms, your Service shall be deemed to continue while you are on a bona fide leave of absence, to the extent required by applicable law.  To the extent applicable law does not require such a leave to be deemed to continue your Service such Service shall be deemed to continue if, and only if, expressly provided in writing by the Administrator or an Officer of the Company or Subsidiary for whom you provide Service.

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8.           Termination Without Cause, for Good Reason, or Upon Death or Disability.  In the event that your Service is terminated by you for Good Reason, by the Company for reasons other than Cause, or as a result of your Death or Permanent Disability, in each case at any time on or before the date that the initial 50% of your RSUs vest (i.e., the 13th month following the Vesting Commencement Date), than a portion of your RSUs equal to 50% of the Total Number of RSUs shall vest immediately prior to the effective date of such termination or, if later, the date of determination of your Permanent Disability.

9.           Termination for Cause.  In the event that your Service is terminated for Cause, all unvested RSUs shall be cancelled immediately prior to the effective date of such termination and neither you nor any beneficiary shall be entitled to any claim with respect to the cancelled RSUs whatsoever.

10.           Tax Withholding.

(a)           To the extent required by applicable federal, state or other law, you shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise by reason of vesting of an RSU and, if applicable, any sale of shares of Common Stock.  The Company shall not be required to issue or lift any restrictions on shares of Common Stock or to recognize any purported transfer of shares of Common Stock until such obligations are satisfied.  Upon your request, but not without your agreement, the Administrator may permit these obligations to be satisfied by having the Company withhold a portion of the shares of Common Stock that otherwise would be issued to you upon vesting of the RSUs, or to the extent permitted by the Administrator, by tendering shares of Common Stock previously acquired.

(b)           You are ultimately liable and responsible for all taxes owed by you in connection with your RSUs, regardless of whether the Administrator or the Company satisfies its tax withholding obligations that arise in connection with your RSUs.  The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of your RSUs or the subsequent sale of any of the shares of Common Stock underlying your RSUs that vest.  The Company does not commit and is under no obligation to administer the RSUs in a manner that reduces or eliminates your tax liability.

11.           Transferability; Rights as a Stockholder.

(a)           Unless otherwise provided by the Administrator, each RSU shall be transferable only:

(i)           pursuant to your will or upon your death to your beneficiaries;

(ii)           by gift to your Immediate Family (defined below), partnerships whose only partners are you or members of your Immediate Family, limited liability companies whose only members are you or members of your Immediate Family, or trusts established solely for the benefit of you or members of your Immediate Family; or

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(iii)           by gift to a foundation in which you and/or members of your Immediate Family control the management of the foundation’s assets.

(b)           For purposes of these Standard Terms, “Immediate Family” is defined as your spouse or domestic partner, children, grandchildren, parents, or siblings.  Any purported assignment, transfer or encumbrance that does not qualify under Section 11(a) above shall be void and unenforceable against the Company.  Any RSU transferred by you pursuant to this section shall not be transferable by the recipient except by will or the laws of descent and distribution.  The transferability of RSUs is subject to any applicable laws of your country of residence or employment.

(c)           You will have the rights of a stockholder only after shares of Common Stock have been issued to you following vesting of your RSUs and satisfaction of all other conditions to the issuance of those shares as set forth in these Standard Terms.  RSUs shall not entitle you to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to your RSUs.  RSUs shall remain terminable pursuant to these Standard Terms at all times until they vest and convert into shares.  As a condition to having the right to receive shares of Common Stock pursuant to your RSUs, you acknowledge that unvested RSUs shall have no value for purposes of any aspect of your Service relationship with the Company.

12.           Disputes.  Any question concerning the interpretation of these Standard Terms, your Notice of Grant or the RSUs, any adjustments required to be made thereunder, and any controversy that may arise under the Standard Terms, your Notice of Grant or the RSUs shall be settled in accordance with Section 13.1 of your Employment Agreement.

13.           Other Matters.

(a)           Any prior agreements, commitments or negotiations concerning the RSUs are superseded by these Standard Terms and your Notice of Grant.  The grant of RSUs to you in any one year, or at any time, does not obligate the Company or any Subsidiary to make a grant in any future year or in any given amount and should not create an expectation that the Company or any Subsidiary might make a grant in any future year or in any given amount.

(b)           Nothing contained in these Standard Terms creates or implies an employment contract or term of employment upon which you may rely.

(c)           Notwithstanding any provision of these Standard Terms or the Notice of Grant to the contrary, if, at the time of your termination of Service with the Company, you are a “specified employee” as defined in Section 409A of the Code, and one or more of the payments or benefits received or to be received by you pursuant to the RSUs would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the RSUs until the earliest of (A) the date which is six (6) months after your “separation from service” for any reason, other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code), (B) the date of your death or “disability” (as such term is used in Section 409A(a)(2)(C) of the Code) or (C) the effective date of a “change in the ownership or effective control” of the Company (as such term is used in Section 409A(a)(2)(A)(v) of the Code).  The provisions of this Section 13(c) shall only apply to the extent required to avoid your incurrence of any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder.  In addition, if any provision of the RSUs would cause you to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Administrator may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

Dyne

(d)           Because these Standard Terms relate to terms and conditions under which you may be issued shares of Common Stock, an essential term of these Standard Terms is that it shall be governed by the laws of the State of Delaware, without regard to choice of law principles of the State of Delaware or other jurisdictions.  Any action, suit, or proceeding relating to these Standard Terms or the RSUs granted hereunder shall be brought in the state or federal courts of competent jurisdiction in the State of California.

(e)           Copies of the Company’s Annual Report to Stockholders for its latest fiscal year and the Company’s latest quarterly report are available, without charge, at the Company’s business office.

(f)           Any notice required by these Standard Terms shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid.  Notice shall be addressed to you at the address set forth in the records of the Company.  Notice shall be addressed to the Company at:

Talon International, Inc.
21900 Burbank Blvd. Suite 270 Woodland Hills, CA 91367 Attn: Chairman of the Board

(g)           You shall have the right to elect to defer the settlement date of all or part of the RSUs set forth herein, as defined herein, by completing and returning to the Company the Restricted Stock Unit Deferral Election provided herewith no later than a date which is 30 calendar days following the Grant Date.

EXHIBIT C

Release

[TALON INTERNATIONAL, INC. LETTERHEAD]

RELEASE

[DATE]

EMPLOYEE NAME
ADDRESS

Re:           Separation Terms and General Release Agreement

Dear [NAME]:

This letter confirms the terms of your separation from the employment of Talon International, Inc. and consideration in exchange for your waiver and general release of claims in favor of Talon International, Inc. and its officers, directors, employees, agents, representatives, subsidiaries, divisions, affiliated companies, successors, and assigns (collectively, the “Company” or “TLN”).

1.           Termination Date. Your employment with the Company will end effective _____________ (the “Termination Date”).  Between now and the Termination Date, you should assist with any transition-related activities as directed by the employee to whom you directly report.

2.           Acknowledgment of Payment of Wages. On or before execution of this release, we delivered to you a final paycheck that includes payment for all accrued wages, salary, accrued and unused vacation time, reimbursable expenses, and any similar payments due and owing to you from the Company as of the Termination Date (collectively referred to as “Wages”).  You are entitled to these Wages regardless of whether you sign this Separation Terms and General Release Agreement (the “Agreement”).

3.           Consideration For Release. In consideration of the waiver and release of claims set forth in Paragraphs 7 and 8 below, and in exchange for your signing this Agreement, the Company agrees to provide you with the post-termination payments (the “Severance Payments”) described in Section 5 of that certain Executive Employment Agreement, dated July 30, 2010.  The Severance Payments are in addition to any amounts owed to you by the Company.  You acknowledge and agree that but for the terms of the Employment Agreement, you would not otherwise be entitled to receive the Severance Payments.  You understand that if you do not sign the Agreement, or if you revoke the signed Agreement as described in Paragraph 19 below (if applicable), the Company has no obligation to provide you with the Severance Payments.

4.           COBRA and Cal-COBRA Continuation Coverage. Your Company provided health coverage will end on the last day of the month of your Termination Date.  If you are eligible for, and timely elect COBRA and/or Cal-COBRA continuation coverage, you may continue health coverage pursuant to the terms and conditions of COBRA and/or Cal-COBRA at your own expense, unless the Company has agreed to pay for such coverage as part of your Severance Payments.  Our Human Resources Department will contact you shortly after your Termination Date.  All other insured benefit coverage (e.g., life insurance, disability insurance) will end on your Termination Date, unless the Company has agreed to pay for such coverage as part of your Severance Payments.

5.           Return of Company Property.  By signing below, you represent that you have returned all the Company property and data of any type whatsoever, except such information relevant to the terms and conditions of your employment, that was in your possession or control.

6.           Confidential Information. You hereby acknowledge that as a result of your employment with the Company you have had access to the Company’s confidential information. You acknowledge your continuing obligations under any proprietary information and inventions agreement you have previously executed, and you agree you will hold all such confidential information in strictest confidence and that you may not make any use of such confidential information.  You further confirm that you have delivered to the Company all documents and data of any nature containing or pertaining to such confidential information and that you have not taken with you any such documents or data or any copies thereof.

7.           General Release and Waiver of Claims.

7.1.           The payments and agreements set forth in this Agreement fully satisfy any and all accrued salary, vacation pay, bonus and commission pay, stock-based compensation, profit sharing, termination benefits or other compensation to which you may be entitled by virtue of your employment with the Company or your termination of employment.  You acknowledge that you have no claims and have not filed any claims against the Company based on your employment with or the separation of your employment with the Company.

7.2.           Except for the exclusions set forth in Paragraph 7.3, to the fullest extent permitted by law, you hereby release and forever discharge the Company, its successors, subsidiaries and affiliates, directors, shareholders, current and former officers, agents and employees (all of whom are collectively referred to as “Releasees”) from any and all existing claims, demands, causes of action, damages and liabilities, known or unknown, that you ever had, now have or may claim to have had arising out of or relating in any way to your employment or separation from employment with the Company including, without limitation, claims based on any oral, written or implied employment agreement, claims for wages, bonuses, commissions, stock-based compensation, expense reimbursement, and any claims that the terms of your employment with the Company, or the circumstances of your separation, were wrongful, in breach of any obligation of the Company or in violation of any of your rights, contractual, statutory or otherwise.  Each of the Releasees is intended to be a third party beneficiary of the General Release and Waiver of Claims set forth in this Paragraph 7.2.

(a)           Release of Statutory and Common Law Claims.  Except for the exclusions set forth in Paragraph 7.3, such rights include, but are not limited to, your rights under the following federal and state statutes: the Employee Retirement Income Security Act (ERISA) (regarding employee benefits); the Occupational Safety and Health Act (safety matters); the Family and Medical Leave Act of 1993; the Worker Adjustment and Retraining Act (“WARN”) (notification requirements for employers who are curtailing or closing an operation) and common law; tort; wrongful discharge; public policy; workers’ compensation retaliation; tortious interference with contractual relations, misrepresentation, fraud, loss of consortium; slander, libel, defamation, intentional or negligent infliction of emotional distress; claims for wages, bonuses, commissions, stock-based compensation or fringe benefits; vacation pay; sick pay; insurance reimbursement, medical expenses, and the like.

(b)           Release of Discrimination Claims.  You understand that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination, harassment and retaliation, and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, and similar state and local agencies and federal and state courts. You understand that if you believe your treatment by the Company violated any laws, you have the right to consult with these agencies and to file a charge with them.  Instead, you have decided voluntarily to enter into this Agreement, release the claims and waive the right to recover any amounts to which you may have been entitled under such laws, including but not limited to, any claims you may have based on age or under the Age Discrimination in Employment Act of 1967 (ADEA; 29 U.S.C. Section 621 et. seq.) (age); the Older Workers Benefit Protection Act (“OWBPA”) (age); Title VII of the Civil Rights Act of 1964 (race, color, religion, national origin or sex); the 1991 Civil Rights Act; the Vocational Rehabilitation Act of 1973 (disability); The Americans with Disabilities Act of 1990 (disability); 42 U.S.C. Section 1981, 1986 and 1988 (race); the Equal Pay Act of 1963 (prohibits pay differentials based on sex); the Immigration Reform and Control Act of 1986; Executive Order 11246 (race, color, religion, sex or national origin); Executive Order 11141 (age); Vietnam Era Veterans Readjustment Assistance Act of 1974 (Vietnam era veterans and disabled veterans); and California state statutes and local laws of similar effect.

7.3.           Notwithstanding the releases contained in this Section 7 of the Agreement, Releasees and you do not intend that you release, and you are not releasing claims (i) which you may not release as a matter of law (including, but not limited to, indemnification claims under applicable law); (ii) for unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (iii) for any benefit entitlements that are vested as of the Termination Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA” or otherwise provided for in the Employment Agreement and concurrently executed agreements related thereto; (iv) for vested stock, vested stock units and/or vested option shares pursuant to the written terms and conditions of your existing stock, stock unit and stock option grants and agreements existing as of the Termination Date; and (v) rights to extended directors and officers insurance coverage and fiduciary liability insurance coverage provided for in Section 13.6 of the Employment Agreement.  To the fullest extent permitted by law, any dispute regarding the scope of the general release shall be determined by an arbitrator under the procedures set forth in paragraph 12.

8.           Waiver of Unknown Claims.  Except for the exclusions set forth in Paragraph 7.3, you expressly waive any benefits of Section 1542 of the Civil Code of the State of California (and any other laws of similar effect), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

9.           Covenant Not to Sue.

9.1.           To the fullest extent permitted by law, you agree that you will not now or at any time in the future pursue any charge, claim, or action of any kind, nature and character whatsoever against any of the Releasees, or cause or knowingly permit any such charge, claim or action to be pursued, in any federal, state or municipal court, administrative agency, arbitral forum, or other tribunal, arising out of any of the matters covered by paragraphs 7 and 8 above, except as necessary to enforce your rights and the claims excepted under Section 7.3, above.

9.2.           Except as necessary to enforce your rights and the claims excepted under Section 7.3, above, you further agree that you will not pursue, join, participate, encourage, or directly or indirectly assist in the pursuit of any legal claims against the Releasees, whether the claims are brought on your own behalf or on behalf of any other person or entity.

9.3.           Nothing in this paragraph shall prohibit you from: (1) providing truthful testimony in response to a subpoena or other compulsory legal process, and/or (2) filing a charge or complaint with a government agency such as the Equal Employment Opportunity Commission, the National Labor Relations Board or applicable state anti-discrimination agency; (3) and/or filing and maintaining a claim or complaint excepted under Section 7.3.

10.           Non-disparagement.  You agree that you will not make any statement, written or oral, or engage in any conduct that is or could reasonably be construed to be disparaging of the Company or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them.  The Company agrees that its officers, directors, and other executive management personnel will not make any statement, written or oral, or engage in any conduct that is or could reasonably be construed to be disparaging of you, and shall not encourage, direct, or participate in any such actions by third parties.  Nothing in this paragraph shall prohibit you or the Company from providing truthful testimony in response to a subpoena or other compulsory legal process.

11.           Legal and Equitable Remedies.  You and the Company agree that either party shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies that either party may have at law or in equity for breach of this Agreement.

12.           Arbitration of Disputes.  Except for claims for injunctive relief arising out of a breach of any proprietary information and inventions agreement you have executed in favor of the Company, you and the Company agree to submit to mandatory binding arbitration any future disputes between you and the Company, including any claim arising out of or relating to this Agreement. By signing below, you and the Company waive any rights you and the Company may have to trial by jury of any such claims. You agree that the Judicial Arbitration and Mediation Service will administer any such arbitration(s) under its then-in-effect rules for the resolution of employment disputes in California,  with administrative and arbitrator’s fees to be borne entirely by the Company. The arbitrator shall issue a written arbitration decision stating his or her essential findings and conclusions upon which the award is based.  A party’s right to review of the decision is limited to the grounds provided under applicable law. The parties agree that the arbitration award shall be enforceable in any court having jurisdiction to enforce this Agreement. This Agreement does not extend or waive any statutes of limitations or other provisions of law that specify the time within which a claim must be brought. Notwithstanding the foregoing, each party retains the right to seek preliminary injunctive relief in a court of competent jurisdiction to preserve the status quo or prevent irreparable injury before a matter can be heard in arbitration.

13.           Attorneys’ Fees.  If any legal action arises or is brought to enforce the terms of this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and expenses from the other party, in addition to any other relief to which such prevailing party may be entitled, except where the law provides otherwise.  The costs and expenses that may be recovered exclude arbitration fees pursuant to paragraph 12 above.

14.           Confidentiality Provision.  You agree to keep the contents, terms and conditions of this Agreement confidential and not disclose them except to your spouse or domestic partner, attorneys, accountant or as required by subpoena or court order.

15.           Materiality of Breach.  Any material breach of the provisions contained in paragraphs 6 through 10 and/or 14 will be deemed a breach of this Agreement.

16.           No Admission of Liability.  You agree that this Agreement is not an admission or evidence of any wrongdoing or liability on the part of the Company, its representatives, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement will be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

17.           Indemnification.  This Release shall not apply with respect to any claims arising under your existing rights to indemnification and defense pursuant to (a) the articles and bylaws of the Company for acts as a director and/or officer, (b) any indemnification agreement with the Company, or (c) your rights of insurance under any director and officer liability policy in effect covering the Company’s directors and officers.

18.           Review of Agreement.  You may not sign this Agreement prior to your Termination Date. You may take up to twenty-one (21) days from the date you receive this Agreement, or until your Termination Date, whichever date is later, to consider this Agreement and release and, by signing below, affirm that you were advised by this letter to consult with an attorney before signing this Agreement and were given ample opportunity to do so. You understand that this Agreement will not become effective until you return the original properly signed Agreement to the Company, Attention: Human Resources Department, at the Company’s principal executive offices in Los Angeles, California, and after expiration of the revocation period without revocation by you.

[IF EMPLOYEE IS OVER 40 AT THE TIME OF TERMINATION, THE FOLLOWING SECTION 19 APPLIES:

19.           Revocation of Agreement.  You acknowledge and understand that you may revoke this Agreement by faxing a written notice of revocation to the Company, Attention: Human Resources Department, at (818) 444-4108 any time up to seven (7) days after you sign it.  After the revocation period has passed, however, you may no longer revoke your Agreement.

IF EMPLOYEE IS UNDER 40 AT THE TIME OF TERMINATION, THE FOLLOWING SECTION 19 APPLIES:

19.           Intentionally Omitted.]

20.           Entire Agreement.  This Agreement together with any proprietary information and inventions agreement you have executed in favor of the Company is the entire agreement between you and the Company with respect to the subject matter of this Agreement and supersedes all prior negotiations and agreements, whether written or oral, relating to this subject matter.  You acknowledge that none of the Company, its agents or attorneys made any promise or representation, express or implied, written or oral, not contained in this Agreement to induce you to execute this Agreement.  You acknowledge that you have signed this Agreement knowingly, voluntarily and without coercion, relying only on such promises, representations and warranties as are contained in this document. You understand that you do not waive any right or claim that may arise after the date this Agreement is executed.

21.           Modification.  By signing below, you acknowledge your understanding that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement that specifically refers to this Agreement, executed by the Company’s authorized representatives and you.

22.           Governing Law.  This Agreement is governed by, and is to be interpreted according to, the laws of the State of California.

23.           Savings and Severability Clause.  Should any court, arbitrator or government agency of competent jurisdiction declare or determine any of the provisions of this Agreement to be illegal, invalid or unenforceable, those provisions shall be severed, and the remaining parts, terms or provisions shall not be affected thereby and shall remain legal, valid and enforceable. Further, it is the intention of the parties to this Agreement that, if a court, arbitrator or agency concludes that any claim under paragraph 7 above may not be released as a matter of law, the General Release in paragraph 7 and the Waiver Of Unknown Claims in paragraph 8 shall otherwise remain effective as to any and all other claims.

If this Agreement accurately sets forth the terms of your separation from the Company and if you voluntarily agree to accept the terms of the severance package offered please sign below no earlier than your Termination Date and return it to the Company’s Human Resources Department.

PLEASE REVIEW CAREFULLY.  THIS AGREEMENT CONTAINS
A GENERAL RELEASE OF KNOWN AND UNKNOWN CLAIMS.

Sincerely,

[NAME]

REVIEWED, UNDERSTOOD AND AGREED:

By:
[NAME]

Date:

DO NOT SIGN PRIOR TO YOUR TERMINATION DATE